Exhibit 99.1

Armored AutoGroup Inc. (“Armored AutoGroup” or the “Company”) today announced 2014 first quarter financial results.  The Company generated net sales of $80.6 million for the quarter ended March 31, 2014 compared to net sales of $74.4 million for the  quarter ended March 31, 2013.  Net sales in the Company’s North American market increased on a year-over-year basis by $5.0 million (9 percent) to $61.6 million for the quarter ended March 31, 2014.  Net sales in the Company’s international markets increased 7%  to $19.0 million for the  quarter ended March 31, 2014.  The Company experienced a net income of $0.1 million for the quarter ended March 31, 2014.  For the quarter ended March 31, 2013, the Company’s net loss was $0.5 million.   The Company generated Adjusted EBITDA of $24.2 million for the quarter ended March 31, 2014 compared to Adjusted EBITDA of $22.5 million for the comparable period in 2013.  The increase in year over year Adjusted EBITDA is principally due to higher volume.

Armored AutoGroup has provided a reconciliation of net earnings (loss) to EBITDA and Adjusted EBITDA in the accompanying EBITDA and Adjusted EBITDA Reconciliation.

ABOUT ARMORED AUTOGROUP

Armored AutoGroup Inc., headquartered in Danbury, CT, is primarily comprised of the Armor All® and STP® brands. The current product line of Armor All protectants, wipes, tire and wheel care products, glass cleaners, air freshners, leather care products and washes is designed to clean, shine, refresh and protect interior and exterior automobile surfaces. The offering of STP oil and fuel additives, functional fluids and automotive appearance products has a broad customer base ranging from professional racers to car enthusiasts and ‘‘Do-it-Yourselfers’’. The Company has a diversified geographic footprint with direct operations in the United States, Canada, Australia, Mexico,  China and the U.K. and distributor relationships in approximately 50 countries.  For more information, please visit www.armorall.com and www.stp.com.

On November 5, 2010, affiliates of Avista Capital Holdings, L.P. (‘‘Avista’’) acquired certain equity interests, assets and liabilities of The Clorox Company’s (‘‘Clorox’’) Auto-Care Products Business, excluding the Prestone and YPF licensed brands, that operated through various Clorox wholly-owned or controlled legal entities throughout the world pursuant to the terms of a Purchase and Sale Agreement, dated September 21, 2010 (the ‘‘Acquisition’’). After completion of the Acquisition, the Company was renamed the’’Armored AutoGroup.” Armored AutoGroup Parent, Inc. (‘‘AAG Parent’’ or ‘‘Parent’’) indirectly owns all of our issued and outstanding capital stock through its direct subsidiary and our direct parent, Armored AutoGroup Intermediate Inc.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The information herein may contain forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition.  Forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Form 10-K Annual Report dated March 19, 2014.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:  our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; competition from other companies; the loss of significant customers or customer relations; our reliance on complex information systems; the cost of capital expenditures required for our businesses; levels of customers’ advertising and marketing spending, which may be impacted by economic factors and general market conditions; developments in technology and related changes in consumer behavior;  fluctuations in raw material prices; our substantial indebtedness and our ability to service our debt;  fluctuations in currency exchange rates; unfavorable political conditions in international markets and risks relating to concentrations in international operations; our reliance on a limited number of suppliers; the seasonality of our business ; the reliance of our businesses on limited production facilities; labor disturbances; environmental obligations and liabilities; an adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights and the impact of changes in applicable law and regulations.

We caution you that the foregoing list of important factors is not exclusive.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements may not in fact occur.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.  Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the Company’s historical consolidated financial statements.  The Company presents this information because management uses it to monitor and evaluate the Company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures.  The Company believes this information provides investors with an understanding of the Company’s operating performance over comparative periods.

Armored AutoGroup Inc.

BALANCE SHEETS

(In thousands, except share and per share amounts)

	Mar 31,	Dec. 31,
	2014	2013
ASSETS
Current assets:
Cash	$13,182	$21,253
Accounts receivable	80,940	62,210
Inventories	36,629	34,043
Other current assets	7,400	9,790
Total current assets	138,151	127,296

Property, plant and equipment	27,559	28,936
Goodwill	357,507	358,826
Intangible assets	303,654	313,470
Investment in affiliate	10,000	—
Deferred financing costs and other assets	3,352	3,719
Total assets	$840,223	$832,247

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	21,233	8,128
Accrued expenses and other current liabilities	32,285	23,455
Due to Parent	695	745
Due to Clorox	91	91
Current portion of long-term debt	79	71
Total current liabilities	54,383	32,490

Long-term debt	544,464	553,511
Other liability	2,500	2,500
Deferred income taxes	86,530	89,610
Total liabilities	687,877	678,111

Shareholder’s Equity:
Common stock	—	—
Additional paid-in capital	261,067	261,040
Accumulated deficit	(98,880)	(98,955)
Accumulated other comprehensive loss	(9,841)	(7,949)
Total shareholder’s equity	152,346	154,136
Total liabilities and shareholder’s equity	$840,223	$832,247

Armored AutoGroup Inc.

STATEMENTS OF RESULTS OF OPERATIONS

(In thousands)

	Three months ended March 31,
	2014	2013

Net sales	$80,559	$74,413
Cost of products sold	41,654	40,485

Gross profit	38,905	33,928

Operating expenses:
Selling and administrative expenses	11,552	9,603
Advertising costs	5,405	3,573
Research and development costs	608	638
Amortization of acquired intangible assets	9,111	9,175
Total operating expenses	26,676	22,989
Operating profit	12,229	10,939
Non-operating expenses (income):
Interest expense	11,949	11,906
Other (income) expense, net	(421)	112

Income (loss) before benefit for income taxes	701	(1,079)
Expense (benefit) for income taxes	627	(573)
Net income (loss)	$74	$(506)

Armored AutoGroup Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Three months ended March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$74	$(506)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,919	11,883
Share-based compensation	27	65
Deferred income taxes	(3,098)	(3,332)
Other	2	—
Cash effect of changes in:
Accounts receivable	(18,730)	(5,863)
Inventories	(2,586)	(2,933)
Prepaid Taxes	2,830	2,022
Other current assets	(451)	(1,846)
Accounts payable and accrued liabilities	21,936	8,787
Due Clorox	—	(31)
Other	102	(49)
Net cash provided by operating activities	12,025	8,197

Cash flows from investing activities:
Capital expenditures	(328)	(944)
Investment in affiliate	(10,000)	—
Net cash used in investing activities	(10,328)	(944)

Cash flows from financing activities:
Principle payments on term loan and other	(9,750)	(750)
Payment on advance from Parent	(50)	—
Net cash used in financing activities	(9,800)	(750)

Effect of exchange rate changes on cash	32	1
Net (decrease) increase in cash	(8,071)	6,504
Cash at beginning of period	21,253	4,206
Cash at end of period	$13,182	$10,710

Supplemental cash flow disclosures:
Cash paid for interest	$4,695	$4,679
Cash paid for income taxes	$555	$737

ARMORED AUTOGROUP INC.

EBITDA AND ADJUSTED EBITDA RECONCILIATION

	Three Months Ended
	March 31,	March 31,
	2014	2013
Adjusted EBITDA Reconciliation:
Net income (loss)	$74	$(506)
Interest expense	11,949	11,906
Provision (benefit) for taxes	790	(410)
Depreciation and amortization expense	10,809	10,915
EBITDA	23,622	21,905
Share based compensation (1)	27	65
Loss from Unrestricted Subsidiary and Proforma acquisition	(59)	140
Transition Services Agreement (2)	—	—
Total acquisition related charges (3)	757	282
Workforce retention and other transitional charges (4)	—	—
Sponsor monitoring fees (5)	250	250
Non-cash write-off of assets (6)	(425)	—
Enterprise Resource Planning implementation (7)	—	47
Adjusted EBITDA	$24,172	$22,689

EBITDA is defined as net earnings before interest expense (net), income taxes, depreciation and amortization including goodwill impairment, and is used by management to measure operating performance of the business. ‘‘Adjusted EBITDA’’ is calculated by adding to or subtracting from EBITDA items of expense and income as described below. Of the aggregate adjustments to EBITDA of $609  in the quarter ended March 31, 2014, $425 reduced the Company’s other income and $1,034 million was included in Selling and Administrative Expenses.  We also use EBITDA and Adjusted EBITDA as a measure to calculate certain incentive-based compensation and certain financial covenants related to our Credit Facility and as a factor in our tangible and intangible asset impairment test. EBITDA and Adjusted EBITDA are supplemental measures of our performance and our ability to service indebtedness that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net earnings or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. In addition, our measurements of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(1)                                 Non-cash compensation expenses include share-based compensation expense related to options granted under the Company’s 2010 Stock Option Plan.

(2)                                 In conjunction with the Acquisition agreement, the Company entered into a shared services agreement (“Transition Services Agreement” or “TSA”) with Clorox whereby Clorox provides certain services, equipment and office space to the Company. Reflects costs incurred under the Transition Services Agreement with Clorox.

(3)                                 Reflects an adjustment for acquisition-related charges, the incremental cost of transitioning to a stand-alone basis and proforma cost savings.

(4)                                 Reflects one-time retention charges and other one-time compensation costs.

(5)                                 Amounts related to a monitoring agreement with Avista Capital Holdings, L.P..

(6)                                 Reflects amounts for non-cash benefit of indemnity from Clorox.

(7)                                 Reflects one-time non-capitalizable costs related to the implementation of our new Enterprise Resource Planning software.